UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

Ramp Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24768	841123311
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

33 Maiden Lane, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 440-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, the Registrant’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “March 31st 10-Q”) constitutes an event of default under the Registrant’s 8% Convertible Debentures (“Debentures”) in the aggregate principal amount of $4,950,000 issued on January 12, 2005, March 31, 2005, and May 13, 2005.

On May 26, 2005, the Registrant was notified by letters from Platinum Partners L.P. that it is in default under securities purchase agreements dated May 11, 2005, January 13, 2005 and January 12, 2005 and the Debentures.

On May 31, 2005, the Registrant received a letter from Harborview Master Fund L.P. notifying the Registrant that it is in default under the Debentures and demanding immediate payment of the mandatory prepayment amount thereunder.

On May 31, 2005, the Registrant received a letter from Briarwood Investments, Inc. notifying the Registrant that it is in default under the Debentures and demanding immediate payment of $120,717 thereunder.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 26, 2005, the Registrant received a letter from the American Stock Exchange (“AMEX”) advising the Registrant that as a result of its failure to timely file the March 31st 10-Q as well as the defective status of the Registrant’s Annual Reports on Form 10-K for the years ended December 31, 2004 and December 31, 2003 (resulting from the Registrant’s former auditors informing the Registrant that the audit reports in respect thereof can no longer be relied upon), the Registrant is in violation of Sections 134, 1101 and 1003(d) of the continued listing standards set forth in Part 10 of the AMEX Company Guide. The letter stated that the Registrant must submit a revised plan of compliance by June 2, 2005, advising AMEX of the action it has taken, or will take, that would bring the Registrant into compliance, by no later than July 11, 2005, with the aforementioned Sections of the AMEX Company Guide.

The letter further advised that the Registrant may be subject to delisting proceedings from AMEX if it does not submit a plan or submits a plan that is not accepted by AMEX. In addition, the letter indicated that if the Registrant is not in compliance with Sections 134, 1101 and 1003(d) of the AMEX Company Guide by July 11, 2005 or does not make progress consistent with the plan during the plan period, the AMEX staff will initiate delisting proceedings as appropriate. Furthermore, the letter stated that if the Registrant regains compliance with the aforementioned Sections of the AMEX Company Guide by July 11, 2005, it will remain subject to the requirements set forth in the AMEX letter to the Registrant dated December 16, 2004.

The letter indicated that within five days of the date thereof, the Registrant would become subject to the indicators “.BC” and “.LF” to denote its noncompliance with the AMEX continued listing standards.

The letter also requested the Registrant to provide, by June 2, 2005, certain information and documentation relating to the resignation of its independent auditor, the resignation of its Chairman, President and Chief Executive Officer, Andrew Brown, an event of default under the Registrant’s January and March securities purchase agreements, and the initiation by the Registrant’s Board of Directors of an investigation into certain actions taken by Mr. Brown.

The press release issued by the Registrant relating to the AMEX letter is appended to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01. Other Events.

On May 26, 2005, the Registrant reduced its staff to 22 full-time employees from approximately 60 full-time employees. The principal reason for the reduction in staff is the Registrant’s current financial condition and its desire to preserve limited available capital resources.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release issued on June 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMP CORPORATION (Registrant)

Date: June 1, 2005	By:	/s/ Ron Munkittrick
Ron Munkittrick Acting Chief Executive Officer and Chief Financial Officer